EXHIBIT 10.50

ZIONS BANCORPORATION

2005 STOCK OPTION AND INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of the date set forth on Exhibit A (the “Grant Date”) by and between Zions Bancorporation, a Utah corporation (the “Company”), and the person named on Exhibit A (the “Grantee”) pursuant to the Company’s 2005 Stock Option and Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.

1. Grant of Restricted Stock. Pursuant and subject to the Plan and this Agreement, the Company hereby grants to Grantee the number of shares (the “Restricted Stock”) of the Company’s Common Stock (the “Common Stock”) set forth on Exhibit A. Grantee’s ownership of and rights with respect to the Restricted Stock are limited by the terms and conditions of the Plan and this Agreement, including restrictions on Grantee’s right to transfer the Restricted Stock and Grantee’s obligation to forfeit and surrender the Restricted Stock upon the occurrence of certain circumstances.

2. Transfer Restriction. Until lapse of the transfer restriction, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Plan or this Agreement. Additional shares of Common Stock or other property distributed to the Grantee in respect of the Restricted Stock, as dividends or otherwise, shall be subject to the same restrictions applicable to the Restricted Stock (the term “Restricted Stock” shall also be deemed to include such other shares and property). The Restricted Stock shall be held by the Company in escrow for so long as the Restricted Stock is subject to transfer restrictions under this Section 2 and the Plan. The Company may direct its stock transfer agent to legend or place a stop transfer order on the Restricted Stock and any certificate issued evidencing shares of the Restricted Stock shall remain in the possession of the Company until such shares are free of any restriction specified in the Plan or this Agreement.

3. Lapse of Transfer Restrictions. The transfer restrictions set forth in Section 2 above shall lapse on the dates set forth on Exhibit A (the “Lapse Dates”); provided that Grantee has satisfied all of the provisions of Section 6 below.

4. Termination of Employment. In the event of Grantee’s Termination of Employment for any reason other than death of Disability, shares of Restricted Stock that remain subject to transfer restrictions as of the date of such termination shall immediately and automatically be forfeited, surrendered and canceled without consideration and without any further action by Grantee.

5. Death or Disability. In the event of Grantee’s death or Disability during the term of this Agreement, the Grantee or his estate shall become vested in the Restricted Stock in an amount equal to the total grant of Restricted Shares multiplied by a fraction, the numerator of which is the number of full months elapsed between December 31, 2008 and the date of death or Disability, and the denominator of which is 48. Any shares of Restricted Stock which vest pursuant to the terms of this Section shall remain subject to the Conditions to Lapse of Transfer Restrictions in Section 5.

6. Conditions to Lapse of Transfer Restrictions.

6.1 Performance Targets. The lapse of transfer restrictions shall be contingent on the attainment by Amegy Bank of net income after tax of not less than the following periodic amounts (“Threshold NIAT Targets”) at the completion of each Measurement Period:

Measurement Period	Corresponding Threshold NIAT Target	Corresponding Threshold Cumulative NIAT Target
1st year ending December 31, 2009	$113,300,000	$113,300,000
2nd year ending December 31, 2010	$119,000,000	$232,300,000
3rd year ending December 31, 2011	$124,900,000	$357,200,000
4th year ending December 31, 2012	$131,100,000	$488,300,000

In the event the Threshold NIAT Target has not been attained by Amegy Bank at the conclusion of any of the corresponding Measurement Periods ending on or before December 31, 2011, then the lapse of transfer restrictions with respect to any of the shares which would otherwise have been subject to the lapse of transfer restrictions on the next following Lapse Date, as set forth on Exhibit A, shall be deferred. If the Threshold Cumulative NIAT Target has been attained at the conclusion of any subsequent corresponding Measurement Period, then any previously deferred lapse of transfer restrictions shall be lifted. If the Threshold Cumulative NIAT Target has not been attained at the conclusion of the Measurement Period ending on December 31, 2012, then any shares still subject to transfer restrictions shall be forfeited, surrendered and cancelled without consideration and without any further action by Grantee.

For purposes of calculating Amegy Bank’s net income after tax, adjustments will be made in a manner consistent with those made for other incentive plans administered by the Committee (including the Amegy Bank Value Sharing Plan) or which, in the sole discretion of the Committee are necessary to reasonably and fairly compare changes in cumulative net income after tax during the four years ending December 31, 2012 with net income during the year ending December 31, 2008, which may include, without limitation, changes in policies with respect to capitalization, significant changes in inter-company expense or income allocation methodologies and other similar factors.

6.2 Tax Withholding. Prior to the lapse of transfer restriction on the Restricted Stock, Grantee must pay, or otherwise provide for to the satisfaction of the Company, any applicable federal or state withholding obligations of the Company. Unless the Committee permits otherwise, Grantee shall provide for payment of withholding taxes upon lapse of the transfer restriction by hereby allowing and directing the Company to retain shares of Restricted Stock with a Fair Market Value (determined as of the applicable Lapse Date) equal to the statutory minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of shares of Restricted Stock to the Grantee by deducting the shares retained from the total number of shares of Restricted Stock that are no longer subject to transfer restrictions.

6.3 Compliance with Laws. The transfer restrictions set fourth in Section 2 above shall not lapse unless such lapse and the issuance or release of the related shares of Restricted Stock is in compliance, to the reasonable satisfaction of the Committee, with all applicable federal and state securities laws, as they are in effect on the date of the lapse of restrictions.

6.4 Other Conditions. The Committee may require that Grantee comply with such other procedures relating to the lapse of transfer restrictions on the Restricted Stock and the release of shares of Restricted Stock to Grantee as the Committee may determine, including the use of specified broker-dealers and the manner in which Grantee shall satisfy tax withholding obligations with respect to shares of Restricted Stock released from transfer restrictions.

6.5 Release of Shares. As promptly as is practicable after the lapse of transfer restrictions and satisfaction of Sections 5.1 through 5.3 above, the Company shall release the shares of Restricted Stock registered in the name of Grantee, Grantee’s authorized assignee or Grantee’s legal representative. The Company may postpone such release until it receives satisfactory proof that the release of such shares will not violate any of the provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, any rules or regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, or the requirements of applicable state law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. Grantee understands that the Company is under no obligation to register or qualify the Restricted Stock or Common Stock with the SEC, any state securities commission or any stock exchange to effect such compliance.

7. Right of Offset. The Company shall have the right to offset against the obligation to release shares of Restricted Stock, any outstanding amounts then owed by Grantee to the Company.

8. Nontransferability of Agreement. The rights conferred by this Agreement shall not be assignable or transferable by Grantee other than by will or by the laws of descent and distribution, and shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative and any such attempted assignment, transfer or exercise in contravention of this Section 7 shall be void.

9. Privileges of Stock Ownership. Grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock and cash dividends paid by the Company. All regular dividends on shares of the Restricted Stock shall be paid directly to Grantee and shall not be held in escrow (such distributions may, however, be delivered to an address at the Company for delivery to Grantee).

10. No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the employ of, or to continue or establish any other relationship with, the Company or any Related Entity, or limit in any way the right of the Company or any Related Entity to terminate Grantee’s employment or other relationship at any time, with or without Cause.

11. Change in Control. Subject to the terms of the Plan, Grantee shall be entitled to the benefits of Section 3.7 of the Plan with respect to the Restricted Stock. In addition to the provisions of Section 3.7(a) of the Plan, for purposes of this Agreement the sale by the Company of more than a majority of the assets or stock of Amegy Bank shall be deemed to constitute a change in control.

12. Non-Solicitation Covenant. Grantee hereby agrees that, for a period of six months following any Termination of Employment, he shall not, either on his own or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company (i) any of its officers or employees or offer employment to any person who is an officer or employee of the Company; and (ii) any of its customers; provided, however, that a general advertisement which does not reference Grantee, and to which an employee or customer responds, shall not be deemed to result in a breach of this Section 11. The period of non-solicitation provided for in this Section shall, in any event, terminate after August 1, 2013.

13. Entire Agreement. This Option is granted pursuant to the Plan and this Option and Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated herein by reference. This Agreement, the Plan and such other documents as may be executed in connection with this Restricted Stock grant constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

14. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement and the Plan shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to that body of law pertaining to choice of law or conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date noted above.

ZIONS BANCORPORATION	GRANTEE

/s/ Harris H. Simmons	/s/ Paul B. Murphy
By: Harris H. Simmons	Paul B. Murphy, Jr.

EXHIBIT A

Grant Date: August 15, 2008

Name of Grantee: Paul B. Murphy Jr.

Number of Shares of Restricted Stock: 50,000

Lapse of Transfer Restrictions: The transfer restriction set forth in Section 2 of the Restricted Stock Award Agreement shall lapse with respect to the following amounts of the Restricted Stock on the following dates:

Vesting Date	Number of Shares
February 1, 2010	12,500
February 1, 2011	12,500
February 1, 2012	12,500
February 1, 2013	12,500

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